Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 July 20, 2026
www.zionsbancorporation.com
Second Quarter 2026 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Dave Riches (801) 844-7752
Media Contact: Jennifer Johnston (801) 844-7112

Zions Bancorporation, N.A. reports 2Q26 Net Earnings of $452 million, diluted EPS of $3.05 (or $1.74 excluding notable items)
compared with 2Q25 Net Earnings of $243 million, diluted EPS of $1.63 (or $1.58 excluding notable items), and 1Q26 Net Earnings of $232 million, diluted EPS of $1.56
SECOND QUARTER RESULTS

$3.05	$452 million	28.6%	11.8%
Net earnings per diluted common share	Net earnings	Return on average tangible common equity[2]	Estimated common equity tier 1 ratio

SECOND QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $677 million, up 4%
	•	NIM was 3.27%, compared with 3.17%, and remained flat compared with the prior quarter

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $597 million, up 84%, and included pre-tax net gains of $252 million; adjusted PPNR² was $332 million, up 5% (see notable items below)
	•	Customer-related noninterest income was $182 million, up 11%
	•	Noninterest expense was $551 million, up 5%; adjusted noninterest expense² was $546 million, up 5%

Loans and Credit Quality	•	Loans and leases were $62.5 billion, up 3%
	•	The annualized ratio of net loan and lease charge-offs to average loans and leases was 0.06%, compared with 0.07%
	•	The provision for credit losses was $3 million, compared with a negative $1 million
	•	Nonperforming assets were $298 million, or 0.48% of loans and leases and other real estate owned, compared with $313 million, or 0.51%
	•	Classified loans were $2.3 billion, or 3.72% of loans and leases, compared with $2.7 billion, or 4.43%

Deposits and Borrowed Funds	•	Total deposits were $76.6 billion, up 4%; customer deposits (excluding brokered deposits) were $72.7 billion, up 4%
	•	Brokered deposits remained flat at $3.9 billion; short-term borrowings were $1.2 billion, down 79%
	•	Long-term debt was $2.0 billion, up 102%, due to senior note issuances over the past year

Capital	•	The estimated CET1 capital ratio was 11.8%, compared with 11.0%
	•	Tangible book value per common share was $44.74, up 22%

Notable Items	•	Gain on sale of Visa Class B-1 shares was $215 million, or $1.12 per share
	•	Net unrealized gains from SBIC investments were $37 million, or $0.19 per share ($44 million unrealized gains less $7 million success fee accrual), compared with $9 million, or $0.05 per share

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “We’re very pleased with the quarterly results, as earnings per share, excluding net equity investment gains, increased 10% to $1.74, compared to $1.58 in the same period a year ago. Net equity investment gains of $215 million on Visa Class B-1 shares and $37 million on SBIC investments added $1.12 and $0.19 per share, respectively, compared to net equity investment gains of $9 million, or $0.05 per share a year ago.”
Mr. Simmons continued, “We’re particularly pleased with the organic growth in customer-related noninterest income, which increased 11% over last year’s period, with particularly strong growth from capital markets activities, and solid growth in a variety of other categories. While loan growth compared to last year’s quarter was modest at 3%, annualized linked-quarter growth was strong at 8%. Deposits grew 4% from last year and were seasonally lower compared to the first quarter.”
Mr. Simmons concluded, “We’re also encouraged by strong growth in tangible book value per share, which increased 22% to $44.74 from $36.81, while our Common Equity Tier 1 capital ratio further strengthened to 11.8% from 11.0% a year ago. At the same time, we’re proud of our ongoing solid credit results, with annualized net charge-offs of 0.06%.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Interest Margin	3.27%	3.17%	3.27%	3.14%
Adjusted PPNR[3]	$332	$316	$633	$583
Net charge-offs	$9	$10	$13	$26
Efficiency ratio[3]	62.2%	62.2%	63.6%	64.4%
1 Comparisons referenced in the bullet points are calculated based on the current quarter versus the corresponding period in the prior year, unless otherwise noted.
2 For information on non-GAAP financial measures, see pages 19-22. Excluding $252 million of pre-tax net gains, return on average tangible common equity for the three months ended June 30, 2026 would have been 16.6%.

ZIONS BANCORPORATION, N.A.
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Comparisons noted below are calculated for the current quarter versus the same prior year period, unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they typically reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				2Q26 - 1Q26		2Q26 - 2Q25
(In millions)	2Q26	1Q26	2Q25	$	%	$	%

Interest and fees on loans	$859	$841	$875	$18	2%	$(16)	(2)%
Interest on money market investments	43	39	50	4	10	(7)	(14)
Interest on securities	117	116	126	1	1	(9)	(7)
Total interest income	1,019	996	1,051	23	2	(32)	(3)
Interest on deposits	281	275	312	6	2	(31)	(10)
Interest on short- and long-term borrowings	61	59	91	2	3	(30)	(33)
Total interest expense	342	334	403	8	2	(61)	(15)
Net interest income	$677	$662	$648	$15	2	$29	4
				bps		bps
Yield on interest-earning assets [1]	4.90%	4.90%	5.11%	—		(21)
Rate paid on total deposits and interest-bearing liabilities [1]	1.69%	1.68%	1.97%	1		(28)
Cost of deposits [1]	1.48%	1.48%	1.68%	—		(20)
Net interest margin [1]	3.27%	3.27%	3.17%	—		10
1 Taxable-equivalent rates used where applicable.
Net interest income increased $29 million, or 4%, in the second quarter of 2026, compared with the prior year period, primarily driven by lower funding costs. This growth was further supported by an improved mix of average interest-earning assets, reflecting growth in higher-yielding loans and a decline in lower-yielding investment securities. As a result, the net interest margin increased to 3.27%, up from 3.17% in the prior year period, and remained unchanged from the previous quarter.
The yield on average interest-earning assets, net of hedging activity, was 4.90% for the second quarter of 2026, compared with 5.11% in the prior year period, reflecting the impact of lower interest rates. The net yield on average loans and leases decreased 25 basis points to 5.61%, while the net yield on average investment securities declined 12 basis points to 2.62%. Additionally, the yield on average money market investments decreased 65 basis points to 4.03%, as the short-term nature of these assets resulted in quicker repricing in the declining interest rate environment.
The rate paid on total deposits and interest-bearing liabilities decreased to 1.69% for the second quarter of 2026, compared with 1.97% in the prior year period. Similarly, the total cost of deposits declined to 1.48%, compared with 1.68%, reflecting the broader lower interest rate environment.
Average interest-earning assets increased $788 million, or 1%, compared with the prior year period. This was driven by a $1.4 billion increase in average loans and leases, partially offset by a $708 million decline in average investment securities.
Average interest-bearing liabilities decreased $2.1 billion, or 4%, compared with the prior year period. This decline was primarily attributable to a $2.7 billion reduction in average borrowed funds, largely reflecting lower short-term borrowings. The decrease was partially offset by an increase in average long-term debt, resulting from senior note issuances over the past year, as well as a $571 million increase in average interest-bearing deposits.

ZIONS BANCORPORATION, N.A.
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Noninterest Income
				2Q26 - 1Q26		2Q26 - 2Q25
(In millions)	2Q26	1Q26	2Q25	$	%	$	%

Commercial account fees	$49	$48	$46	$1	2%	$3	7%
Card fees	24	22	24	2	9	—	—
Retail and business banking fees	20	20	19	—	—	1	5
Loan-related fees and income	22	23	19	(1)	(4)	3	16
Capital markets fees and income	36	28	28	8	29	8	29
Wealth management fees	15	16	14	(1)	(6)	1	7
Other customer-related fees	16	15	14	1	7	2	14
Customer-related noninterest income	182	172	164	10	6	18	11
Dividends and other income	9	12	12	(3)	(25)	(3)	(25)
Securities gains (losses), net	269	3	14	266	NM	255	NM
Noncustomer-related noninterest income	278	15	26	263	NM	252	NM
Total noninterest income	$460	$187	$190	$273	NM	$270	NM
Adjusted customer-related noninterest income [1]	$181	$174	$164	$7	4	$17	10
1 Net of credit valuation adjustment (“CVA”). For information on non-GAAP financial measures, see pages 19-22.
Customer-related noninterest income increased $18 million, or 11%, compared with the prior year period, reflecting broad-based growth across nearly all revenue streams. Capital markets fees and income increased $8 million, largely attributable to higher real estate capital markets activity and increased investment banking advisory fees. Loan-related fees and income increased $3 million, supported by higher residential mortgage loan sales activity, while the $3 million increase in commercial account fees was mainly due to growth in account analysis fees.
Noncustomer-related noninterest income increased $252 million, compared with the prior year period, primarily driven by a $215 million gain on the sale of Class B-1 shares of Visa, Inc., as well as $44 million in unrealized gains within the Small Business Investment Company (“SBIC”) investment portfolio. In the prior year period, we recognized an $11 million unrealized gain related to the successful completion of the initial public offering of one of our SBIC investments.

Noninterest Expense
				2Q26 - 1Q26		2Q26 - 2Q25
(In millions)	2Q26	1Q26	2Q25	$	%	$	%

Salaries and employee benefits	$344	$361	$336	$(17)	(5)%	$8	2%
Technology, telecom, and information processing	72	74	65	(2)	(3)	7	11
Occupancy and equipment, net	44	41	40	3	7	4	10
Professional and legal services	22	20	13	2	10	9	69
Marketing and business development	14	13	12	1	8	2	17
Deposit insurance and regulatory expense	7	15	20	(8)	(53)	(13)	(65)
Credit-related expense	10	5	6	5	NM	4	67
Other real estate expense, net	1	—	—	1	NM	1	NM
Other	37	33	35	4	12	2	6
Total noninterest expense	$551	$562	$527	$(11)	(2)	$24	5
Adjusted noninterest expense [1]	$546	$558	$521	$(12)	(2)	$25	5
1 For information on non-GAAP financial measures, see pages 19-22.
Noninterest expense increased $24 million, or 5%, compared with the prior year quarter. Professional and legal services expense increased $9 million, primarily reflecting higher outsourced services and technology consulting costs. Salaries and employee benefits expense increased $8 million, largely due to higher incentive compensation accruals aligned with improved profitability, as well as increased employee benefits costs.

ZIONS BANCORPORATION, N.A.
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Technology, telecom, and information processing expense increased $7 million, driven by higher application software, licensing, and maintenance costs. Credit-related expense rose $4 million, primarily due to increased loan-related legal costs, while occupancy and equipment expense increased $4 million, mainly reflecting higher rental and building maintenance costs. Other noninterest expense increased $2 million, largely due to a higher success fee accrual associated with SBIC investments and higher legal reserves in the prior year quarter, partially offset by reductions in other miscellaneous expenses.
These increases were partially offset by a $13 million decline in deposit insurance and regulatory expense, driven by a $6 million decrease from an updated estimate of the FDIC special assessment, as well as higher FDIC assessment costs in the prior year quarter associated with elevated levels of classified loans.
Adjusted noninterest expense increased $25 million, or 5%, primarily due to the same factors discussed above. The efficiency ratio remained stable at 62.2%, consistent with the prior year quarter, and improved from 65.0% in the previous quarter. For more information regarding non-GAAP financial measures, see pages 19-22.
BALANCE SHEET ANALYSIS

Investment Securities
				2Q26 - 1Q26		2Q26 - 2Q25
(In millions)	2Q26	1Q26	2Q25	$	%	$	%
Investment securities:
Available-for-sale, at fair value	$9,239	$9,184	$9,116	$55	1%	$123	1%
Held-to-maturity, at amortized cost	8,477	8,688	9,272	(211)	(2)	(795)	(9)
Total investment securities, net of allowance	$17,716	$17,872	$18,388	$(156)	(1)	$(672)	(4)
Total investment securities decreased $672 million, or 4%, to $17.7 billion, relative to the prior year quarter, primarily due to principal reductions, net of reinvestments.

Loans and Leases
				2Q26 - 1Q26		2Q26 - 2Q25
(In millions)	2Q26	1Q26	2Q25	$	%	$	%

Loans held for sale	$77	$140	$172	$(63)	(45)%	$(95)	(55)%
Loans and leases:
Commercial	$32,640	$31,858	$31,626	$782	2	$1,014	3
Commercial real estate	14,063	13,658	13,611	405	3	452	3
Consumer	15,778	15,796	15,576	(18)	—	202	1
Loans and leases, net of unearned income and fees	62,481	61,312	60,813	1,169	2	1,668	3
Less allowance for loan losses	662	667	690	(5)	(1)	(28)	(4)
Loans and leases held for investment, net of allowance	$61,819	$60,645	$60,123	$1,174	2	$1,696	3
Unfunded commitments	$29,812	$30,492	$29,564	$(680)	(2)	$248	1
Loans and leases, net of unearned income and fees, increased $1.7 billion, or 3%, to $62.5 billion, compared with the prior year quarter. This growth was primarily driven by a $1.0 billion increase in commercial loans, largely within the commercial and industrial loan portfolio, along with a $452 million increase in commercial real estate loans, mainly within the term loan portfolio.
The $95 million decrease in loans held for sale compared to the prior year quarter primarily reflects higher loan sale activity, including both recurring flow sales and portfolio sales, resulting in lower balances of real estate capital markets loans and 1-4 family residential loans held at period end.

ZIONS BANCORPORATION, N.A.
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Credit Quality
				2Q26 - 1Q26		2Q26 - 2Q25
(In millions)	2Q26	1Q26	2Q25	$	%	$	%

Provision for credit losses	$3	$(7)	$(1)	$10	NM	$4	NM
Allowance for credit losses	707	713	732	(6)	(1)%	(25)	(3)%
Net loan and lease charge-offs	9	4	10	5	NM	(1)	(10)
Nonperforming assets	298	292	313	6	2	(15)	(5)
Classified loans	2,327	2,332	2,697	(5)	—	(370)	(14)
	2Q26	1Q26	2Q25	bps		bps
Ratio of ACL to loans and leases outstanding, at period end	1.13%	1.16%	1.20%	(3)		(7)
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.06%	0.03%	0.07%	3		(1)
Ratio of nonperforming assets to loans and leases and other real estate owned	0.48%	0.48%	0.51%	—		(3)
Ratio of classified loans to total loans and leases	3.72%	3.80%	4.43%	(8)		(71)
During the second quarter of 2026, we recorded a $3 million provision for credit losses, compared with negative $1 million during the prior year period. The allowance for credit losses (“ACL”) totaled $707 million at June 30, 2026, compared with $732 million at June 30, 2025. The year-over-year decrease in the ACL primarily reflects changes in loan portfolio composition and lower reserves associated with commercial real estate (“CRE”) portfolio-specific risks, partially offset by more adverse economic forecasts and increased lending activity. The ratio of ACL to total loans and leases was 1.13% at June 30, 2026, compared with 1.20% at June 30, 2025.
Net loan and lease charge-offs totaled $9 million in the second quarter of 2026, compared with $10 million in the prior year quarter. At June 30, 2026, nonperforming assets totaled $298 million, or 0.48% of total loans and leases and other real estate owned, compared with $313 million, or 0.51%, in the prior year period. Nonperforming assets were primarily concentrated within the commercial and industrial, consumer 1-4 family residential, and commercial owner-occupied loan portfolios. Classified loans declined to $2.3 billion, or 3.72% of total loans and leases, compared with $2.7 billion, or 4.43%, in the prior year period, driven mainly by reductions in classified CRE exposures, largely attributable to loan payoffs.

Deposits and Borrowed Funds
				2Q26 - 1Q26		2Q26 - 2Q25
(In millions)	2Q26	1Q26	2Q25	$	%	$	%

Deposits:
Noninterest-bearing demand	$26,233	$27,081	$25,413	$(848)	(3)%	$820	3%
Interest-bearing:
Savings and money market	40,657	40,165	38,254	492	1	2,403	6
Time	5,783	5,866	6,200	(83)	(1)	(417)	(7)
Brokered	3,935	3,795	3,933	140	4	2	—
Total interest-bearing	50,375	49,826	48,387	549	1	1,988	4
Total deposits	$76,608	$76,907	$73,800	$(299)	—	$2,808	4
Customer deposits (excludes brokered deposits)	$72,673	$73,112	$69,867	(439)	(1)	2,806	4
Borrowed funds:
Federal funds purchased and other short-term borrowings	$1,219	$382	$5,845	$837	NM	$(4,626)	(79)
Long-term debt	1,956	1,963	970	(7)	—	986	NM
Total borrowed funds	$3,175	$2,345	$6,815	$830	35	$(3,640)	(53)

ZIONS BANCORPORATION, N.A.
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Total deposits increased $2.8 billion, or 4%, compared with the prior year quarter, primarily driven by a $2.0 billion increase in interest-bearing deposits, largely reflecting the impact of focused deposit growth initiatives.
At June 30, 2026, customer deposits, excluding brokered deposits, totaled $72.7 billion, compared with $69.9 billion at June 30, 2025. These balances included approximately $6.7 billion and $6.5 billion of reciprocal deposits, respectively. The loan-to-deposit ratio remained stable at 82%, consistent with the prior year quarter.
Total borrowed funds decreased $3.6 billion, or 53%, compared with the prior year quarter, primarily reflecting a $4.6 billion reduction in short-term borrowings, driven by a decrease in short-term FHLB advances. This decline was partially offset by increases in federal funds purchased, security repurchase agreements, and $1.0 billion of senior notes issued over the past year.

Shareholders’ Equity
				2Q26 - 1Q26		2Q26 - 2Q25
(In millions, except share data)	2Q26	1Q26	2Q25	$	%	$	%
Shareholders’ equity:
Preferred stock	$66	$66	$66	$—	—%	$—	—%
Common stock and additional paid-in capital	1,602	1,669	1,713	(67)	(4)	(111)	(6)
Retained earnings	7,880	7,496	6,981	384	5	899	13
Accumulated other comprehensive income (loss)	(1,867)	(1,935)	(2,164)	68	4	297	14
Total shareholders’ equity	$7,681	$7,296	$6,596	$385	5	$1,085	16
Capital distributions:
Common dividends paid	$67	$67	$64	$—	—	$3	5
Bank common stock repurchased [1]	75	77	—	(2)	(3)	75	NM
Total capital distributed to common shareholders	$142	$144	$64	$(2)	(1)	$78	NM

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	146,210	147,038	147,053	(828)	(1)%	(843)	(1)%
Common shares outstanding, at period end (in thousands)	145,939	147,077	147,603	(1,138)	(1)	(1,664)	(1)
1 Includes amounts related to common shares acquired through our publicly announced plans and those acquired in connection with our stock compensation plan. These shares were acquired from employees to cover their payroll taxes and stock option exercise costs upon the exercise of stock options.
The common stock dividend was $0.45 per share, compared with $0.43 per share during the second quarter of 2025. Common shares outstanding decreased 1.7 million from the second quarter of 2025, primarily due to common stock repurchases. During the second quarter of 2026, we repurchased 1.2 million common shares outstanding for $75 million. We did not repurchase any common shares during the prior year period.
At June 30, 2026, the accumulated other comprehensive income (loss) (“AOCI”) balance reflected a net loss of $1.9 billion, primarily attributable to a decline in the fair value of fixed-rate AFS securities driven by changes in interest rates. This amount includes $1.5 billion ($1.1 billion after tax) of unrealized losses associated with securities previously transferred from AFS to held-to-maturity (“HTM”). Compared with June 30, 2025, AOCI improved $297 million, primarily due to increases in the fair value of AFS securities, the amortization of unrealized losses associated with the securities transferred from AFS to HTM, and paydowns on AFS securities. The improvement in AOCI had a positive impact on our tangible book value per common share.
Estimated common equity tier 1 (“CET1”) capital was $8.4 billion, an increase of 11%, compared with $7.6 billion in the prior year period. The estimated CET1 capital ratio was 11.8%, compared with 11.0%. Tangible book value per common share increased 22% to $44.74, mainly due to an increase in retained earnings and reduced unrealized losses in AOCI. For more information on non-GAAP financial measures, see pages 19-22.

ZIONS BANCORPORATION, N.A.
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Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website in advance of its discussion of second quarter financial results, scheduled for 5:30 p.m. ET on July 20, 2026. Media representatives, analysts, investors, and the general public are invited to participate by calling (877) 709-8150 (domestic and international) and entering the meeting number 13761560, or by joining the on-demand webcast. A link to the webcast will be available on the Company’s website at www.zionsbancorporation.com. Following the event, the webcast will be archived and accessible for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $3.4 billion in 2025, and total assets of approximately $89 billion at December 31, 2025. The Bank operates principally through seven separately managed, geographically defined bank divisions, each operating under its own local brand and management, and serving customers primarily in 11 Western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming.
Zions is a consistent recipient of national and state-level customer survey awards recognizing excellence in small- and middle-market banking. It is also a leader in public finance advisory services and Small Business Administration lending. Zions is included in both the S&P MidCap 400 and NASDAQ Financial 100 indices. Additional investor information, along with links to local banking brands, is available at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release contains “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and assumptions regarding future events and outcomes. However, they are inherently subject to known and unknown risks, uncertainties, and other factors that could cause actual results, performances, achievements, industry developments, or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements may include, among others:
•Statements concerning the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, operating results, and performance of Zions Bancorporation, National Association, and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include, terminology such as “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “project,” “will,” or similar words and expressions, including their negative forms.
Forward-looking statements are not guarantees and should not be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those expressed or implied. Factors that could cause such differences include, but are not limited to:
•The quality and composition of our loan and investment securities portfolios and the quality and composition of our deposits;
•Changes in general industry, political, and economic conditions, including increases in the national debt, elevated or persistent inflation, economic slowdowns or recessions, and other macroeconomic challenges; changes in interest rates or reference rates, which could negatively impact our revenues and expenses, the valuation and performance of our assets and liabilities, and the availability and cost of capital and liquidity;
•Political developments, including government shutdowns and other significant disruptions and changes in the funding, size, scope, and effectiveness of the government and its agencies and services;

ZIONS BANCORPORATION, N.A.
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•The effects of newly enacted and proposed regulations affecting us and the banking industry, as well as changes and uncertainties in the interpretation, enforcement, and applicability of laws and fiscal, monetary, regulatory, trade, and tax policies;
•Actions taken by governments, agencies, central banks, and similar organizations, including those that result in decreases in revenue, increases in regulatory bank fees, insurance assessments, and capital standards; and other regulatory requirements;
•Evolving trade policies and disputes, such as proposed and implemented tariffs and resulting market volatility and uncertainty, including the effects on supply chains, expenses, and revenues for both us and our customers;
•Judicial, regulatory, and administrative inquiries, investigations, examinations or proceedings and the outcomes thereof that create uncertainty for, or are adverse to, us or the banking industry;
•Changes in our credit ratings;
•The growing presence of credit unions, financial technology companies (“fintechs”), and other emerging competitors within the financial services industry, including in the markets in which we operate;
•Our ability to innovate and address competitive pressures and other factors that may affect aspects of our business, such as pricing, the relevance of and demand for our products and services, and our ability to recruit and retain talent;
•The potential for both positive and disruptive impacts of emerging technologies, including stablecoins and other digital currencies, tokenized deposits, blockchain, artificial intelligence (“AI”), quantum computing, and related innovations affecting both us and the banking industry;
•Our ability to complete projects and initiatives and execute our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives;
•Our ability to develop and maintain technology and information security systems, along with effective controls designed to guard against fraud, cybersecurity, and privacy risks and related incidents, particularly given the accelerating pace at which threat actors are developing and deploying increasingly sophisticated and targeted tactics against the financial services industry;
•The occurrence of fraud, theft, or other forms of misconduct perpetrated by external parties, including customers and business partners, or by our own employees;
•Our ability to provide adequate oversight of our suppliers to help us prevent or mitigate effects upon us and our customers of inadequate performance, systems failures, or cyber and other incidents by, or affecting, third parties upon whom we rely for the delivery of various products and services;
•The effects of wars, geopolitical conflicts, and other local, national, or international disasters, crises, or conflicts that may occur in the future;
•Natural disasters, pandemics, wildfires, catastrophic events, and other emergencies and incidents, and their impact on our operations, our customers’ business, and the communities we serve, including the increasing difficulty and expense of obtaining property, auto, business, and other insurance products;
•Diverging and evolving policy, legal, regulatory, and political developments—combined with differing stakeholder perspectives related to governance, environmental, and social matters—may subject us to potentially conflicting requirements and expectations;
•Securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital;
•The possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and shareholders’ equity;

ZIONS BANCORPORATION, N.A.
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•The impact of bank closures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
•Adverse news and other expressions of negative public opinion—whether directed at us, other financial institutions, the banking industry, or the broader market—that may adversely affect our reputation and the industry more broadly; and
•Other assumptions, risks, or uncertainties described in this earnings release, and in our filings with the SEC.
We caution against placing undue reliance on forward-looking statements, as they reflect our views only as of the date they are issued. Except as required by law, we expressly disclaim any obligation to update any factors or publicly announce revisions to forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
BALANCE SHEET [1]
Loans held for investment, net of allowance	$61,819	$60,645	$60,222	$59,599	$60,123
Total assets	89,041	87,957	88,690	88,242	88,586
Deposits	76,608	76,907	75,644	74,878	73,800
Total shareholders’ equity	7,681	7,296	7,180	6,865	6,596
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$452	$232	$262	$221	$243
Net interest income	677	662	683	672	648
Taxable-equivalent net interest income [2]	688	673	694	683	661
Total noninterest income	460	187	208	189	190
Total noninterest expense	551	562	546	527	527
Pre-provision net revenue [2]	597	298	356	345	324
Adjusted pre-provision net revenue [2]	332	301	331	352	316
Provision for credit losses	3	(7)	6	49	(1)
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$3.05	$1.56	$1.76	$1.48	$1.63
Dividends	0.45	0.45	0.45	0.45	0.43
Book value per common share [1]	52.18	49.16	48.18	46.05	44.24
Tangible book value per common share [1,2]	44.74	41.75	40.79	38.64	36.81
Weighted average share price	62.82	58.72	54.24	55.42	46.72
Weighted average diluted common shares outstanding (in thousands)	146,210	147,038	147,120	147,125	147,053
Common shares outstanding (in thousands) [1]	145,939	147,077	147,653	147,640	147,603
SELECTED RATIOS AND OTHER DATA
Return on average assets	2.01%	1.05%	1.16%	0.99%	1.09%
Return on average common equity	24.3%	13.1%	14.9%	13.3%	15.3%
Return on average tangible common equity [2]	28.6%	15.5%	17.9%	16.0%	18.7%
Net interest margin	3.27%	3.27%	3.31%	3.28%	3.17%
Cost of deposits	1.48%	1.48%	1.56%	1.67%	1.68%
Efficiency ratio [2]	62.2%	65.0%	62.3%	59.6%	62.2%
Effective tax rate	22.3%	20.7%	22.4%	22.1%	21.8%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.48%	0.48%	0.52%	0.54%	0.51%
Annualized ratio of net loan and lease charge-offs to average loans	0.06%	0.03%	0.05%	0.37%	0.07%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.13%	1.16%	1.19%	1.20%	1.20%
Full-time equivalent employees	9,039	9,090	9,195	9,286	9,440
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	7.4%	7.1%	6.9%	6.5%	6.2%
Common equity tier 1 capital [3]	$8,368	$8,050	$7,936	$7,734	$7,570
Risk-weighted assets [3]	$70,691	$69,651	$69,142	$68,648	$69,026
Common equity tier 1 capital ratio [3]	11.8%	11.6%	11.5%	11.3%	11.0%
Tier 1 risk-based capital ratio [3]	11.9%	11.7%	11.6%	11.4%	11.1%
Total risk-based capital ratio [3]	14.0%	13.8%	13.8%	13.7%	13.4%
Tier 1 leverage ratio [3]	9.4%	9.1%	9.0%	8.8%	8.5%
1 At period end.
2 For information on non-GAAP financial measures, see pages 19-22.
3 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
(In millions, shares in thousands)
ASSETS
Cash and due from banks	$793	$661	$683	$771	$780
Money market investments:
Interest-bearing deposits	1,418	1,741	2,202	2,395	1,781
Federal funds sold and securities purchased under agreements to resell	1,123	1,007	1,420	1,008	1,140
Trading securities, at fair value	319	104	64	134	180
Investment securities:
Available-for-sale, at fair value	9,239	9,184	9,207	9,170	9,116
Held-to-maturity [1], at amortized cost	8,477	8,688	8,867	9,059	9,272
Total investment securities, net of allowance	17,716	17,872	18,074	18,229	18,388
Loans held for sale [2]	77	140	201	215	172
Loans and leases, net of unearned income and fees *	62,481	61,312	60,900	60,278	60,813
Allowance for loan and lease losses	662	667	678	679	690
Loans held for investment, net of allowance	61,819	60,645	60,222	59,599	60,123
Other noninterest-bearing investments	1,061	994	1,076	1,098	1,182
Premises, equipment, and software, net	1,356	1,356	1,363	1,358	1,361
Goodwill and intangibles	1,086	1,089	1,091	1,094	1,096
Other real estate owned	6	14	5	5	5
Other assets *	2,267	2,334	2,289	2,336	2,378
Total assets	$89,041	$87,957	$88,690	$88,242	$88,586
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$26,233	$27,081	$25,823	$26,133	$25,413
Interest-bearing:
Savings and money market	40,657	40,165	39,914	38,689	38,254
Time	9,718	9,661	9,907	10,056	10,133
Total deposits	76,608	76,907	75,644	74,878	73,800
Federal funds and other short-term borrowings *	1,219	382	2,872	3,548	5,845
Long-term debt	1,956	1,963	1,472	1,473	970
Reserve for unfunded lending commitments	45	46	46	46	42
Other liabilities *	1,532	1,363	1,476	1,432	1,333
Total liabilities	81,360	80,661	81,510	81,377	81,990
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	66	66	66	66	66
Common stock [3] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,602	1,669	1,726	1,721	1,713
Retained earnings	7,880	7,496	7,329	7,134	6,981
Accumulated other comprehensive income (loss)	(1,867)	(1,935)	(1,941)	(2,056)	(2,164)
Total shareholders’ equity	7,681	7,296	7,180	6,865	6,596
Total liabilities and shareholders’ equity	$89,041	$87,957	$88,690	$88,242	$88,586
[1] Held-to-maturity (fair value)	$8,440	$8,696	$8,940	$9,106	$9,229
[2] Loans held for sale (carried at fair value)	51	57	71	126	100
[3] Common shares (issued and outstanding)	145,939	147,077	147,653	147,640	147,603
* Effective in the first quarter of 2026, we changed our accounting policy to present qualifying derivative assets and liabilities, along with the associated rights to reclaim or obligations to return cash collateral, on a net basis for all eligible arrangements rather than on a gross basis. Prior period balances have been recast to conform to this presentation.

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Interest income:
Interest and fees on loans	$859	$841	$878	$898	$875
Interest on money market investments	43	39	42	41	50
Interest on securities	117	116	121	125	126
Total interest income	1,019	996	1,041	1,064	1,051
Interest expense:
Interest on deposits	281	275	299	313	312
Interest on short- and long-term borrowings	61	59	59	79	91
Total interest expense	342	334	358	392	403
Net interest income	677	662	683	672	648
Provision for credit losses:
Provision for loan and lease losses	4	(7)	6	45	3
Provision for unfunded lending commitments	(1)	—	—	4	(4)
Total provision for credit losses	3	(7)	6	49	(1)
Net interest income after provision for credit losses	674	669	677	623	649
Noninterest income:
Commercial account fees	49	48	47	47	46
Card fees	24	22	24	24	24
Retail and business banking fees	20	20	20	19	19
Loan-related fees and income	22	23	19	20	19
Capital markets fees and income	36	28	37	24	28
Wealth management fees	15	16	14	14	14
Other customer-related fees	16	15	16	15	14
Customer-related noninterest income	182	172	177	163	164
Dividends and other income	9	12	10	15	12
Securities gains (losses), net	269	3	21	11	14
Total noninterest income	460	187	208	189	190
Noninterest expense:
Salaries and employee benefits	344	361	335	337	336
Technology, telecom, and information processing	72	74	71	70	65
Occupancy and equipment, net	44	41	43	42	40
Professional and legal services	22	20	21	14	13
Marketing and business development	14	13	30	11	12
Deposit insurance and regulatory expense	7	15	6	16	20
Credit-related expense	10	5	7	6	6
Other real estate expense, net	1	—	(2)	—	—
Other	37	33	35	31	35
Total noninterest expense	551	562	546	527	527
Income before income taxes	583	294	339	285	312
Income taxes	130	61	76	63	68
Net income	453	233	263	222	244
Preferred stock dividends	(1)	(1)	(1)	(1)	(1)
Preferred stock redemption	—	—	—	—	—
Net earnings applicable to common shareholders	$452	$232	$262	$221	$243
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	146,117	146,946	147,054	147,045	147,044
Diluted shares (in thousands)	146,210	147,038	147,120	147,125	147,053
Net earnings per common share:
Basic	$3.05	$1.56	$1.76	$1.48	$1.63
Diluted	3.05	1.56	1.76	1.48	1.63

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Six Months Ended June 30, 2026
(In millions, except share and per share amounts)	2026	2025

Interest income:
Interest and fees on loans	$1,700	$1,725
Interest on money market investments	82	103
Interest on securities	233	251
Total interest income	2,015	2,079
Interest expense:
Interest on deposits	556	638
Interest on short- and long-term borrowings	120	169
Total interest expense	676	807
Net interest income	1,339	1,272
Provision for credit losses:
Provision for loan losses	(3)	20
Provision for unfunded lending commitments	(1)	(3)
Total provision for credit losses	(4)	17
Net interest income after provision for credit losses	1,343	1,255
Noninterest income:
Commercial account fees	97	91
Card fees	46	47
Retail and business banking fees	40	36
Loan-related fees and income	45	36
Capital markets fees and income	64	55
Wealth management fees	31	29
Other customer-related fees	31	28
Customer-related noninterest income	354	322
Dividends and other income	21	19
Securities gains (losses), net	272	20
Total noninterest income	647	361
Noninterest expense:
Salaries and employee benefits	705	678
Technology, telecom, and information processing	146	135
Occupancy and equipment, net	85	81
Professional and legal services	42	26
Marketing and business development	27	23
Deposit insurance and regulatory expense	22	42
Credit-related expense	15	12
Other real estate expense, net	1	—
Other	70	68
Total noninterest expense	1,113	1,065
Income before income taxes	877	551
Income taxes	191	137
Net income	686	414
Preferred stock dividends	(2)	(2)
Preferred stock redemption	—	—
Net earnings applicable to common shareholders	$684	$412
Weighted average common shares outstanding during the year:
Basic shares (in thousands)	146,529	147,182
Diluted shares (in thousands)	146,621	147,210
Net earnings per common share:
Basic	$4.61	$2.77
Diluted	4.61	2.77

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial:
Commercial and industrial [1]	$19,131	$18,263	$18,111	$17,547	$17,873
Owner occupied	9,336	9,323	9,274	9,267	9,377
Municipal	4,173	4,272	4,294	4,341	4,376
Total commercial	32,640	31,858	31,679	31,155	31,626
Commercial real estate:
Term	11,850	11,387	11,234	11,008	11,186
Construction and land development	2,213	2,271	2,162	2,469	2,425
Total commercial real estate	14,063	13,658	13,396	13,477	13,611
Consumer:
1-4 family residential	10,293	10,406	10,462	10,423	10,431
Home equity credit line	4,077	3,976	3,950	3,848	3,784
Construction and other consumer real estate	757	786	782	769	743
Bankcard and other revolving plans	537	515	515	477	496
Other	114	113	116	129	122
Total consumer	15,778	15,796	15,825	15,646	15,576
Total loans and leases	$62,481	$61,312	$60,900	$60,278	$60,813
1 Effective March 31, 2026, balances previously classified as “Leasing” are now reported within the “Commercial and industrial” loan segment. Prior period amounts have been reclassified for comparative purposes.

Nonperforming Assets
(Unaudited)

(In millions)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Nonaccrual loans [1]	$292	$279	$315	$319	$308
Other real estate owned [2]	6	13	5	5	5
Total nonperforming assets	$298	$292	$320	$324	$313
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.48%	0.48%	0.52%	0.54%	0.51%
Accruing loans past due 90 days or more	$3	$3	$5	$5	$4
Ratio of accruing loans past due 90 days or more to loans[1] and leases	—%	—%	0.01%	0.01%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$295	$282	$320	$324	$312
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.48%	0.48%	0.53%	0.54%	0.52%
Accruing loans past due 30-89 days	$91	$82	$96	$69	$57
Classified loans	2,327	2,332	2,380	2,415	2,697
Ratio of classified loans to total loans and leases	3.72%	3.80%	3.91%	4.00%	4.43%
1 Includes loans held for sale.
2 Excludes banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Allowance for Loan and Lease Losses
Balance at beginning of period	$667	$678	$679	$690	$697
Provision for loan losses	4	(7)	6	45	3
Loan and lease charge-offs	14	11	15	67	16
Less: Recoveries	5	7	8	11	6
Net loan and lease charge-offs (recoveries)	9	4	7	56	10
Balance at end of period	$662	$667	$678	$679	$690
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.06%	1.09%	1.11%	1.13%	1.13%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	227%	239%	215%	213%	224%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.06%	0.03%	0.05%	0.37%	0.07%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$46	$46	$46	$42	$46
Provision for unfunded lending commitments	(1)	—	—	4	(4)
Balance at end of period	$45	$46	$46	$46	$42
Allowance for Credit Losses
Allowance for loan losses	$662	$667	$678	$679	$690
Reserve for unfunded lending commitments	45	46	46	46	42
Total allowance for credit losses	$707	$713	$724	$725	$732
Ratio of ACL to loans[1] and leases outstanding, at period end	1.13%	1.16%	1.19%	1.20%	1.20%
1 Excludes loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial:
Commercial and industrial	$96	$83	$93	$111	$115
Owner occupied	54	50	51	40	39
Municipal	2	2	2	2	5
Total commercial	152	135	146	153	159
Commercial real estate:
Term	34	42	72	70	60
Construction and land development	—	—	1	—	—
Total commercial real estate	34	42	73	70	60
Consumer:
1-4 family residential	69	67	65	63	58
Home equity credit line	35	33	30	32	30
Bankcard and other revolving plans	1	1	1	1	1
Other	1	1	—	—	—
Total consumer	106	102	96	96	89
Total nonaccrual loans	$292	$279	$315	$319	$308

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Commercial:
Commercial and industrial	$3	$3	$8	$50	$8
Owner occupied	1	(1)	—	(1)	(1)
Municipal	—	—	—	3	—
Total commercial	4	2	8	52	7
Commercial real estate:
Term	3	(1)	(3)	2	1
Total commercial real estate	3	(1)	(3)	2	1
Consumer:
1-4 family residential	—	—	(1)	—	1
Bankcard and other revolving plans	2	2	2	1	1
Other	—	1	1	1	—
Total consumer loans	2	3	2	2	2
Total net charge-offs (recoveries)	$9	$4	$7	$56	$10

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	June 30, 2026		March 31, 2026		June 30, 2025
(In millions)	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,939	4.03%	$1,872	3.78%	$1,543	4.50%
Federal funds sold and securities purchased under agreements to resell	2,368	4.03%	2,179	4.08%	2,757	4.77%
Total money market investments	4,307	4.03%	4,051	3.94%	4,300	4.68%
Trading securities	273	4.84%	56	4.43%	244	4.77%
Investment securities:
Available-for-sale	9,181	3.02%	9,232	3.01%	9,093	3.27%
Held-to-maturity	8,555	2.19%	8,758	2.23%	9,351	2.22%
Total investment securities	17,736	2.62%	17,990	2.63%	18,444	2.74%
Loans held for sale	180	NM	163	NM	118	NM
Loans and leases: [2]
Commercial	32,230	5.64%	31,802	5.64%	31,383	5.89%
Commercial real estate	13,839	6.14%	13,534	6.18%	13,612	6.64%
Consumer	15,789	5.10%	15,805	5.12%	15,465	5.14%
Total loans and leases	61,858	5.61%	61,141	5.62%	60,460	5.86%
Total interest-earning assets	84,354	4.90%	83,401	4.90%	83,566	5.11%
Cash and due from banks	671		744		703
Allowance for credit losses on loans and debt securities	(665)		(677)		(694)
Goodwill and intangibles	1,088		1,090		1,097
Other assets	4,817		5,089		5,313
Total assets	$90,265		$89,647		$89,985
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$40,452	1.99%	$39,544	1.96%	$38,877	2.15%
Time	9,655	3.36%	9,724	3.50%	10,659	3.90%
Total interest-bearing deposits	50,107	2.25%	49,268	2.26%	49,536	2.52%
Borrowed funds:
Federal funds purchased and security repurchase agreements	585	3.66%	587	3.60%	1,463	4.36%
Other short-term borrowings	2,530	4.57%	3,046	4.02%	5,340	4.48%
Long-term debt	1,957	5.52%	1,753	5.56%	966	6.41%
Total borrowed funds	5,072	4.83%	5,386	4.48%	7,769	4.70%
Total interest-bearing liabilities	55,179	2.49%	54,654	2.48%	57,305	2.82%
Noninterest-bearing demand deposits	26,131		26,191		24,730
Other liabilities	1,432		1,542		1,527
Total liabilities	82,742		82,387		83,562
Shareholders’ equity:
Preferred equity	66		66		66
Common equity	7,457		7,194		6,357
Total shareholders’ equity	7,523		7,260		6,423
Total liabilities and shareholders’ equity	$90,265		$89,647		$89,985
Spread on average interest-bearing funds		2.41%		2.42%		2.29%
Impact of net noninterest-bearing sources of funds		0.86%		0.85%		0.88%
Net interest margin		3.27%		3.27%		3.17%
Memo: total cost of deposits	$76,238	1.48%	$75,459	1.48%	$74,266	1.68%
Memo: total deposits and interest-bearing liabilities	$81,310	1.69%	$80,845	1.68%	$82,035	1.97%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 18

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Six Months Ended
	June 30, 2026		June 30, 2025
(In millions)	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,906	3.91%	$1,587	4.55%
Federal funds sold and securities purchased under agreements to resell	2,274	4.06%	2,863	4.74%
Total money market investments	4,180	3.99%	4,450	4.67%
Trading securities	165	4.77%	135	4.70%
Investment securities:
Available-for-sale	9,207	3.02%	9,097	3.27%
Held-to-maturity	8,656	2.21%	9,453	2.24%
Total investment securities	17,863	2.62%	18,550	2.74%
Loans held for sale	171	NM	101	NM
Loans and leases: [2]
Commercial	32,011	5.64%	31,209	5.87%
Commercial real estate	13,687	6.16%	13,585	6.62%
Consumer	15,797	5.11%	15,256	5.13%
Total loans and leases	61,495	5.62%	60,050	5.85%
Total interest-earning assets	83,874	4.90%	83,286	5.09%
Cash and due from banks	708		704
Allowance for credit losses on loans and debt securities	(671)		(693)
Goodwill and intangibles	1,089		1,075
Other assets	4,871		5,344
Total assets	$89,871		$89,716
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$40,000	1.97%	$39,259	2.16%
Time	9,690	3.43%	10,840	4.03%
Total interest-bearing deposits	49,690	2.26%	50,099	2.57%
Borrowed funds:
Federal funds purchased and security repurchase agreements	586	3.63%	1,591	4.36%
Other short-term borrowings	2,722	4.37%	4,662	4.50%
Long-term debt	1,856	5.54%	961	6.39%
Total borrowed funds	5,164	4.71%	7,214	4.72%
Total interest-bearing funds	54,854	2.49%	57,313	2.84%
Noninterest-bearing demand deposits	26,161		24,491
Other liabilities	1,464		1,576
Total liabilities	82,479		83,380
Shareholders’ equity:
Preferred equity	66		66
Common equity	7,326		6,270
Total shareholders’ equity	7,392		6,336
Total liabilities and shareholders’ equity	$89,871		$89,716
Spread on average interest-bearing funds		2.41%		2.25%
Impact of net noninterest-bearing sources of funds		0.86%		0.89%
Net interest margin		3.27%		3.14%
Memo: total cost of deposits	$75,851	1.48%	$74,590	1.72%
Memo: total deposits and interest-bearing liabilities	$81,015	1.68%	$81,804	1.98%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 19

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release includes certain non-GAAP financial measures alongside those prepared in accordance with generally accepted accounting principles (“GAAP”). Reconciliations between the applicable GAAP measures and the corresponding non-GAAP measures are provided in the accompanying schedules. We believe these adjustments are relevant to evaluating ongoing operating results and offer a meaningful basis for comparing performance across periods. Management uses these non-GAAP measures to assess both financial performance and position. Presenting these measures enables investors to evaluate our results using the same approach applied by management and commonly used within the financial services industry.
Non-GAAP financial measures have inherent limitations and may not be directly comparable to similar measures reported by other financial institutions. While these measures are commonly used by stakeholders to evaluate company performance, they should be viewed as supplemental and not as a substitute for analysis of results prepared in accordance with GAAP. Non-GAAP measures should not be considered in isolation, as they provide an incomplete perspective without reference to GAAP-based financial information.
Tangible Common Equity and Related Measures
Tangible common equity and related metrics are non-GAAP measures that exclude the impact of intangible assets and associated amortization. We believe these measures provide meaningful insight into the utilization of shareholders’ equity and offer a consistent basis for evaluating business performance.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net earnings applicable to common shareholders (GAAP)		$452	$232	$262	$221	$243
Adjustments, net of tax:
Amortization of core deposit and other intangibles		2	2	2	2	2
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$454	$234	$264	$223	$245
Average common equity (GAAP)		$7,457	$7,194	$6,956	$6,616	$6,357
Average goodwill and intangibles		(1,088)	(1,090)	(1,093)	(1,095)	(1,097)
Average tangible common equity (non-GAAP)	(b)	$6,369	$6,104	$5,863	$5,521	$5,260
Number of days in quarter	(c)	91	90	92	92	91
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	28.6%	15.5%	17.9%	16.0%	18.7%
1 Excluding $252 million of pre-tax net gains, return on average tangible common equity for the three months ended June 30, 2026 would have been approximately 16.6%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 20

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Total shareholders’ equity (GAAP)		$7,681	$7,296	$7,180	$6,865	$6,596
Goodwill and intangibles		(1,086)	(1,089)	(1,091)	(1,094)	(1,096)
Tangible equity (non-GAAP)	(a)	6,595	6,207	6,089	5,771	5,500
Preferred stock		(66)	(66)	(66)	(66)	(66)
Tangible common equity (non-GAAP)	(b)	$6,529	$6,141	$6,023	$5,705	$5,434
Total assets (GAAP)		$89,041	$87,957	$88,690	$88,242	$88,586
Goodwill and intangibles		(1,086)	(1,089)	(1,091)	(1,094)	(1,096)
Tangible assets (non-GAAP)	(c)	$87,955	$86,868	$87,599	$87,148	$87,490
Common shares outstanding (in thousands)	(d)	145,939	147,077	147,653	147,640	147,603
Tangible equity ratio (non-GAAP)	(a/c)	7.5%	7.1%	7.0%	6.6%	6.3%
Tangible common equity ratio (non-GAAP)	(b/c)	7.4%	7.1%	6.9%	6.5%	6.2%
Tangible book value per common share (non-GAAP)	(b/d)	$44.74	$41.75	$40.79	$38.64	$36.81

ZIONS BANCORPORATION, N.A.
Press Release – Page 21

Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio measures operating expenses relative to revenue and provides insight into the cost of generating revenue. We adjust this ratio to exclude certain items that are not generally expected to recur frequently, as detailed in the accompanying schedule. These adjustments enhance comparability across reporting periods. Adjusted noninterest expense reflects how effectively we manage operating expenses, while adjusted pre-provision net revenue enables management and stakeholders to evaluate our capacity to generate capital. Additionally, taxable-equivalent net interest income facilitates comparability between revenue derived from taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Noninterest expense (GAAP)	(a)	$551	$562	$546	$527	$527
Adjustments:
Severance costs		1	3	5	6	2
Other real estate expense, net		1	—	(2)	—	—
Amortization of core deposit and other intangibles		2	2	2	2	2
SBIC investment success fee accrual		7	—	2	1	2
FDIC special assessment		(6)	(1)	(9)	(2)	—
Total adjustments	(b)	5	4	(2)	7	6
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$546	$558	$548	$520	$521

Net interest income (GAAP)	(d)	$677	$662	$683	$672	$648
Fully taxable-equivalent adjustments	(e)	11	11	11	11	13
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	688	673	694	683	661

Customer-related noninterest income (GAAP)	(g)	182	172	177	163	164
Net credit valuation adjustment (CVA)	(h)	1	(2)	2	(11)	—
Adjusted customer-related noninterest income (non-GAAP)	(i)=(g-h)	181	174	175	174	164

Noncustomer-related noninterest income (GAAP)	(j)	278	15	31	26	26
Securities gains (losses), net	(k)	269	3	21	11	14
Adjusted noncustomer-related noninterest income (non-GAAP)	(l)=(j-k)	9	12	10	15	12

Combined income (non-GAAP)	(m)=(f+g+j)	$1,148	$860	$902	$872	$851
Adjusted taxable-equivalent revenue (non-GAAP)	(n)=(f+i+l)	878	859	879	872	837

Pre-provision net revenue (PPNR) (non-GAAP)	(m)-(a)	$597	$298	$356	$345	$324
Adjusted PPNR (non-GAAP)	(n)-(c)	332	301	331	352	316
Efficiency ratio (non-GAAP) [1]	(c/n)	62.2%	65.0%	62.3%	59.6%	62.2%
1 Excluding the $15 million charitable contribution, adjusted noninterest expense for the three months ended December 31, 2025 would have been $533 million, resulting in an efficiency ratio of 60.6%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 22

EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Six Months Ended
(Dollar amounts in millions)		June 30, 2026	June 30, 2025

Noninterest expense (GAAP)	(a)	$1,113	$1,065
Adjustments:
Severance costs		4	5
Other real estate expense		1	—
Amortization of core deposit and other intangibles		4	4
SBIC investment success fee accrual		7	2
FDIC special assessment		(7)	—
Total adjustments	(b)	9	11
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$1,104	$1,054

Net interest income (GAAP)	(d)	$1,339	$1,272
Fully taxable-equivalent adjustments	(e)	22	24
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	1,361	1,296

Customer-related noninterest income (GAAP)	(g)	354	322
Net credit valuation adjustment (CVA)	(h)	(1)	—
Adjusted customer-related noninterest income (non-GAAP)	(i)=(g-h)	355	322

Noncustomer-related noninterest income (GAAP)	(j)	293	39
Securities gains (losses), net	(k)	272	20
Adjusted noncustomer-related noninterest income (non-GAAP)	(l)=(j-k)	21	19

Combined income (non-GAAP)	(m)=(f+g+j)	$2,008	$1,657
Adjusted taxable-equivalent revenue (non-GAAP)	(n)=(f+i+l)	1,737	1,637

Pre-provision net revenue (PPNR) (non-GAAP)	(m)-(a)	$895	$592
Adjusted PPNR (non-GAAP)	(n)-(c)	633	583
Efficiency ratio (non-GAAP)	(c/n)	63.6%	64.4%